Exhibit 3.71
CERTIFICATE OF FORMATION
OF
COLUMBUS WESTERN AVENUE, L.L.C.
1.	The name of the limited liability company is Columbus Western Avenue, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Columbus Western Avenue, L.L.C. this 2nd day of February 2004.

/s/ Samuel H. Kovitz
Samuel H. Kovitz, Authorized Person